UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 7, 2022

MVB FINANCIAL CORP.

(Exact name of registrant as specified in its charter)

West Virginia	001-38314	20-0034461
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

301 Virginia Avenue, Fairmont, West Virginia	26554-2777
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (304) 363-4800

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $1.00 par value	MVBF	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On October 7, 2022, MVB Financial Corp. (“MVB”) entered into a Credit Agreement, dated as of October 7, 2022 (the “Credit Agreement”), with Raymond James Bank, a Florida-chartered bank (“Raymond James Bank”).

Under the Credit Agreement, Raymond James Bank has extended to MVB a senior term loan in the aggregate principal amount of up to $10,000,000 (the “Loan Amount”) for general corporate purposes, including, but not limited to, effectuating the acquisition of 37.5% of the outstanding equity interests of Warp Speed Holdings LLC (“Warp Speed”) on a fully diluted basis (the “Warp Speed Investment”), and to pay any and all transaction fees, costs and expenses related to the Credit Agreement. MVB may prepay the loan at any time or from time to time without premium or penalty, and is required to prepay certain amount of the loan in the event of MVB’s disposition of affiliates or subsidiaries, or capital raise or refinancing of its indebtedness. Amounts prepaid by MVB may not be reborrowed. The loan will mature thirty months after the effective date of the Credit Agreement, unless accelerated earlier upon an event of default.

In connection with the closing of the Warp Speed Investment as contemplated by the Credit Agreement, MVB borrowed $10,000,000.00 and paid Raymond James Bank an upfront fee of 1% of the Loan Amount.

The loan under the Credit Agreement will bear interest per annum at a rate equal to 2.75% plus term secured overnight financing rate (“SOFR”), which rate will reset monthly, subject to the Default Rate (described below) not being applicable. As of October 6, 2022, the applicable interest rate was 5.80%. Accrued interest is payable on the last business day of each month, beginning with October 31, 2022, with the then outstanding principal balance of the loan payable on the last business day of each quarter in the amount of $125,000 during the first year and $250,000 thereafter. The Credit Agreement also contains certain yield protection provisions in favor of Raymond James Bank.

MVB’s obligations under the Credit Agreement are secured by a pledge of MVB’s equity interest in each of (i) MVB Bank, Inc., (ii) Potomac Mortgage Group, Inc. and (iii) MVB Community Development Corp. The Credit Agreement contains customary representations and warranties, customary affirmative and negative covenants and customary events of default. The negative covenants include restrictions on, among other things, indebtedness, liens, investments, mergers and acquisitions, asset sales and other dispositions, sales and leasebacks, dividends and other distributions. Upon the occurrence of an event of default, Raymond James Bank may declare any outstanding amounts under the Credit Agreement immediately due and payable. In addition, during the continuance of an event of default, Raymond James Bank may declare that the loan outstanding under the Credit Agreement will bear interest at a rate that is 5.00% per annum in excess of the interest rate otherwise payable (the “Default Rate”).

MVB and its subsidiary bank are also required to satisfy certain financial covenants including: (i) MVB (on a consolidated basis) and the subsidiary bank must be “well capitalized” at all times, as defined and determined by the applicable governmental authority having jurisdiction over MVB or the subsidiary bank; (ii) the subsidiary bank must maintain a Total Risk-Based Capital Ratio

(as defined by the applicable governmental authority having regulatory authority over MVB or the subsidiary bank) of at least 11.50% as of the last day of any fiscal quarter; (iii) the subsidiary bank must maintain a ratio of “Loan Loss Reserves” to “Non-Performing Loans” (as each term is defined in the Credit agreement) of not less than 70% at all times; and (iv) MVB (on a consolidated basis) must maintain a “Fixed Charge Coverage Ratio” (as defined in the Credit Agreement) that equals or exceeds 1.25 to 1.00 as of the end of each fiscal quarter, with the items used in this ratio being determined on a trailing four-fiscal quarter basis.

The foregoing description of the Credit Agreement is qualified in its entirety by reference to the full and complete terms of the Credit Agreement, which is included as Exhibits 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

10.1	Credit Agreement, dated as of October 7, 2022, between MVB Financial Corp., as Borrower, and Raymond James Bank, as Lender.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report to be signed on its behalf by the undersigned thereunto duly authorized.

MVB FINANCIAL CORP.

Date: October 11, 2022	By:	/s/ Donald T. Robinson
Donald T. Robinson President and Chief Financial Officer